                                                                                        EXHIBIT 10.2

MEDTECH PRODUCTS, INC.

AND

PHARMACARE LIMITED

AND

PRESTIGE BRANDS HOLDINGS, INC.

AND

ASPEN PHARMACARE HOLDINGS LIMITED

____________________________________________

Exclusive Supply Agreement

____________________________________________

Table of Contents

1.	PARTIES .......................................................................................................................................................................................................	1
2.	RECITAL .......................................................................................................................................................................................................	1
3.	INTERPRETATION................................................................................................................................................................................................	1
4.	PREREQUISITE CONDITIONS............................................................................................................................................................................	11
5.	FACILITY .....................................................................................................................................................................................................	12
6.	INTERIM PERIOD AND ALTAIRE.......................................................................................................................................................................	12
7.	MATERIAL TERMS OF THE SUPPLY AGREEMENT.........................................................................................................................................	14
7.1	Supply.......................................................................................................................................................................................................	14
7.2	Right of First Refusal...............................................................................................................................................................................	14
7.3	Purchase price/s.......................................................................................................................................................................................	15
7.4	Forecasts/Firm Orders.............................................................................................................................................................................	17
7.5	Quantities of Supply and Exclusive Purchase..........................................................................................................................................	18
7.6	Delivery....................................................................................................................................................................................................	19
7.7	Specifications...........................................................................................................................................................................................	19
7.8	Acceptance of Delivery............................................................................................................................................................................	20
7.9	Terms of Sale............................................................................................................................................................................................	21
7.10	Medtech's Intellectual Property...............................................................................................................................................................	22
7.11	Manufacturing Issues...............................................................................................................................................................................	23
7.12	Product Optimization and Line Extensions.............................................................................................................................................	24
7.13	Adverse Drug Reaction, Competent Authorities and Product Recall......................................................................................................	25
7.14	Delivery of Know-How and Intellectual Property...................................................................................................................................	25
7.15	Warranties by Medtech............................................................................................................................................................................	26
7.16	Strategic Plan...........................................................................................................................................................................................	27
7.17	Regulatory Support..................................................................................................................................................................................	27
7.18	Liability....................................................................................................................................................................................................	28
7.19	Remedies...................................................................................................................................................................................................	29
7.20	Subcontracting.........................................................................................................................................................................................	33
7.21	Sale of Business by Medtech.....................................................................................................................................................................	33
8.	EFFECT OF TERMINATION OR EXPIRATION..................................................................................................................................................	33
9.	CONFIDENTIALITY..............................................................................................................................................................................................	34
10.	RELATIONSHIP OF PARTIES..............................................................................................................................................................................	35
11.	ASSIGNMENT...	35
12.	FORCE MAJEURE..................................................................................................................................................................................................	35
13.	GOVERNING LAW AND JURISDICTION...........................................................................................................................................................	36
14.	NOTICES...	36
15.	ANNOUNCEMENT...............................................................................................................................................................................................	37
16.	PRESTIGE SURETYSHIP.......................................................................................................................................................................................	37
17.	ASPEN SURETYSHIP............................................................................................................................................................................................	38
18.	AFFILIATES...	40
19.	COSTS...	40

1.	PARTIES

1.1.	Medtech Products, Inc., a Delaware Corporation having its principal place of business at 90 North Broadway, Irvington, New York, 10533, United States of America (“Medtech”);

1.2.
Pharmacare Limited, a company registered and incorporated in the Republic of South Africa having its principal place of business at Building 8 Healthcare Park, Woodlands Drive, Woodmead, Johannesburg, Republic of South Africa (“Pharmacare”);

1.3.	Prestige Brands Holdings, Inc., a Delaware Corporation having its principal office at 90 North Broadway, Irvington, New York 10533, United States of America (“Prestige”);

1.4.
Aspen Pharmacare Holdings Limited, a company registered and incorporated in the Republic of South Africa having its principal place of business at Building 8 Healthcare Park, Woodlands Drive, Woodmead, Johannesburg, Republic of South Africa (“Aspen”).

2.	RECITAL

2.1.
Medtech and Pharmacare are entering into this supply agreement with regard to the manufacture and supply by Pharmacare of the products (as defined below) to Medtech and certain ancillary issues. This supply agreement is intended to be exclusive in the United States and Canada except as specifically provided herein. This supply agreement is not intended to be exclusive outside the United States and Canada unless specifically provided herein.

2.2.	Pharmacare is a wholly owned subsidiary of Aspen.

2.3.	Medtech is a wholly owned subsidiary of Prestige.

3.	INTERPRETATION

      In this Supply Agreement -

3.1.	4 clause headings are for convenience and shall not be used in its interpretation unless the context clearly indicates a contrary intention -

3.1.1.	an expression which denotes the singular includes the plural and vice versa;

3.1.2.	the following expressions bear the meanings assigned to them below and cognate expressions bear corresponding meanings -

3.1.2.1.	“this agreement” means this agreement and its Exhibits, as amended, from time to time;

3.1.2.2.	“adverse event” means any untoward medical occurrence that may present during treatment with a medicine, but which does not necessarily have a causal relationship with this treatment;

3.1.2.3.
“affiliate/s” means an entity, (whether or not incorporated and including without any limitation, a company, corporation, trust, partnership, joint venture or other association of persons) which, presently or in the future -

3.1.2.3.1.
is owned or controlled by a party hereto by way of ownership, directly or indirectly, of 20% or more of such entity’s share capital or otherwise, and such an entity shall continue to be deemed an affiliate only as long as such ownership or control continues; or

3.1.2.3.2.
owns or controls a party hereto by way of ownership, directly or indirectly, of 20% or more of such party’s share capital or otherwise, and such an entity shall continue to be an affiliate only for so long as such ownership or control continues;

3.1.2.4.	“Altaire” means Altaire Pharmaceuticals Inc., a Delaware Corporation having its principal place of business at 91-1 Colin Drive, Holbrook, New York 11741, Voice 516-472-8186; Fax 516-472-8256;

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3.1.2.5.	“applicable laws” means in relation to any person or entity, all or any laws compliance with which is mandatory for that person or entity;

3.1.2.6.	“bulks” means bulk batches of the manufactured products prior to their primary packaging;

3.1.2.7.
“current good manufacturing practice or cGMP’s” means the regulatory and other standards of good manufacturing practice relating to the manufacture of medicinal products as directed in the Code of Federal Regulations 21 CFR, Parts 210 and 211 and the Guidance for Industry: cGMP’s;

3.1.2.8.	“commission/commissioned” means the stage at which government or regulatory authority has been granted and the facility is capable of commencing manufacture of the products;

3.1.2.9.	“confidential information” means information of a confidential and proprietary nature as defined in clause 9;

3.1.2.10.	“effective date”means the date upon which this agreement is signed by the party which signs it last in time;

3.1.2.11.	“exclusive supply term” means the period commencing on 1 January 2009 and terminating on 31 December 2013 and the extended period/s (if any);

3.1.2.12.	“extended period/s” has the meaning given to that term in clause 3.1.2.44;

3.1.2.13.	“ex-works” means ex-works as determined in accordance with INCOTERMS 2000;

3.1.2.14.
“facility” means the eye drop manufacturing facility which is in the process of being constructed by Pharmacare in Port Elizabeth, Republic of South Africa, for the purposes of, inter alia, manufacturing the products;

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3.1.2.15.	“FDA” means the United States Department of Health and Human Services, Food and Drug Administration;

3.1.2.16.	“firm order”has the meaning given to that term in clause 7.4;

3.1.2.17.	“firm order period” has the meaning given to that term in clause 7.4;

3.1.2.18.
“force majeure event” means an event which interferes with the ability of a party to perform its obligations or duties under the supply agreement which is not within the reasonable control of the party affected, not due to malfeasance, and which could not with the exercise of due diligence have been avoided, including fire, accident, labour difficulty, strike, riot, civil commotion, act of God, delay or change in law;

3.1.2.19.
“governmental or regulatory authority” means any court, tribunal, arbitrator, agency, commission, official, department, inspectorate, ministry, parliament or public or statutory person or other instrumentality of any relevant country, state, province, county, city or other political subdivision having jurisdiction over any of the activities contemplated by the supply agreement and for the avoidance of doubt shall include the FDA;

3.1.2.20.	“interim period” means the period from the effective date until 31 December 2008;

3.1.2.21.
“intellectual property” means the body of technical information that is secret and substantial and comprises the formulae, specific manufacturing and packaging instructions (including but not limited to information, formulations, instructions, specifications and methods of quality control) but excluding the trademarks and patents;

3.1.2.22.	“inventory” means raw materials and packaging components for the products;

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3.1.2.23.
“know-how” means the scientific and technical practices developed or owned by Medtech that are secret and substantial as well as any knowledge or the right to have the knowledge relating to the intellectual property imparted and comprises techniques and processes which are inherent and necessary to manufacture the products so as to enable Pharmacare to so manufacture the products;

3.1.2.24.	“laws” means all laws, statutes, rules, regulations, ordinances, guidelines and other pronouncements having the effect of law of any relevant governmental or regulatory authority;

3.1.2.25.
“latent defect” means a defect (a) existing at the time of receipt of the products by Medtech which is not discovered by visual inspection of the products by Medtech (or could not have been discovered by visual inspection in accordance with clause 7.8.1 of this agreement); but excluding (b) (i) a defect arising after the transfer of risk in the products including a defect resulting from the storage, handling or transport of the products following the transfer of risk; and (ii) a defect which is attributable to any specifications or instructions received from Medtech;

3.1.2.26.
“manufacture”means all the activities relating to the production of each product spanning from purchasing the inventory to production, quality control and assurance, filling, labelling, packaging and finishing, release, holding and storage and the tests and analyses conducted in connection therewith;

3.1.2.27.	“manufacturing authorisation” means the authorisation to manufacture the products as granted by the relevant governmental or regulatory authorities;

3.1.2.28.
“marketing authorisation” means those product licences and product authorisations relating to the products which enable the sale of the products in any part of the territory as granted by the relevant governmental or regulatory authorities;

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3.1.2.29.	“Medtech’s requirements of the products” means the total volume of the products which Medtech and/or its affiliates, directly or indirectly, market, distribute and/or sell in the territory;

3.1.2.30.	“party” means either Medtech or Pharmacare and “parties” shall mean both Medtech and Pharmacare;

3.1.2.31.
“patents”means any unexpired and otherwise valid patent issued by the United States Patent and trademark Office licensed, owned or applied for by Medtech or its affiliates pertaining to the products and used in their manufacture;

3.1.2.32.
“primary packaging” means the packaging that constitutes the final packed individual product unit in a form suitable for sale to retailers which, as at the effective date, consist of the packaging specifications set out in Exhibit A;

3.1.2.33.
“prime rate” means the minimum overdraft rate (percent per annum, compounded monthly) from time to time published by the Standard Bank of South Africa Limited as being its minimum overdraft rate to its prime customers in the private sector, as certified by any manager of that bank, whose designation need not be proved;

3.1.2.34	“product”means the products described in column 1 of Exhibit B;

3.1.2.35.
“quality agreement”means the quality agreement which stands to be executed between the parties in relation to the delineation of technical and quality assurance responsibilities of the parties, which agreement will be substantially in accordance with the pro-forma quality agreement, annexed hereto marked Exhibit C;

3.1.2.36.
“regulatory support” means the allocation, in the Republic of South Africa, of one suitably qualified representative of Pharmacare to assist Medtech in undertaking the compliance activities and processes relating to the maintenance and updating

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of the marketing authorisations in so far as the activities relate to the purchasing of inventory, production, quality control and assurance, filling, labelling, packaging and finishing, release, holding and storage of the products; under the direct supervision, instruction and control and at the risk of Medtech and which includes the grant of the rights of use to Medtech of Pharmacare’s equipment and consumables incidental thereto;

3.1.2.37.	“rolling forecast” has the meaning given to that term in clause 7.4.1;

3.1.2.38.	“secondary packaging” means the packaging that constitutes the outer packaging (including but not limited to shrink wrap and pallets) used to transport and store the products;

3.1.2.39.	“serious adverse event” means any untoward medical occurrence that at any dose:

3.1.2.39.1.	results in death;

3.1.2.39.2.	is life-threatening, in that the patient is at risk of death at any time of the event;

3.1.2.39.3.	requires patient hospitalisation or prolongation of existing hospitalisation;

3.1.2.39.4.	results in persistent or significant disability/incapacity; or

3.1.2.39.5.	results in a congenital abnormality/birth defect;

3.1.2.40.	“specifications” means the specifications applicable to the products as recorded in their respective marketing authorisations;

3.1.2.41.	“stability services” means all activities and processes necessary to validate the products shelf life in accordance with the stability protocol recorded in the technical agreement;

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3.1.2.42.	“strategic plan” means the strategic plan referred to in clause 7.16;

3.1.2.43.	“territory” means the United States and Canada. The territory may be expanded or contracted from time to time by written agreement between the parties;

3.1.2.44.
“term” means the period commencing on the effective date and terminating on 31 December 2013 (“the initial period”) which agreement will be automatically extended for consecutive periods of 5 (five) years each (“the extended periods”) on the same terms and subject to the same conditions set out in the supply agreement unless either party gives the other party written notice of its intention to terminate the supply agreement, which notice shall be given at least 18 (eighteen) months prior to the expiry of the initial period or any of the extended periods (as the case may be);

3.1.2.45.	“trademarks” means Medtech’s name and logo and other trademarks (including but not limited to Murine and Clear Eyes) it wishes to include on the products;

3.1.2.46.
“validation/validated” means the process of establishing documented evidence which produces a high degree of assurance that a specific process will consistently produce the bulks in a form which will meet their pre-determined specifications and quality attributes.

4.	PREREQUISITE CONDITIONS

4.1.
This agreement (other than 1, 2, 3, this 4 and 9 to 19, by which the parties shall immediately be bound) is subject to fulfilment of the prerequisite antecedent conditions that by no later than midnight (South African time) on 21 September 2006 -

4.1.1.	the board of directors of Aspen approves the transaction contemplated in this agreement; and

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4.1.2.	the board of directors of Prestige approves the transaction contemplated in this agreement.

4.2.	Each of the parties shall, insofar as may be applicable, use all reasonable commercial endeavours to procure the fulfilment of the prerequisite conditions.

4.3.
Each of the prerequisite conditions are expressed to be for the benefit of both parties and may be waived only by unanimous written agreement between the parties at any time prior to the date for the fulfilment thereof, provided that such waiver is competent in terms of the applicable laws.

4.4.
The parties shall be entitled to extend the time period for the fulfilment of any of the prerequisite conditions by written agreement prior to the expiry of any time period for fulfilment of any of the unfulfilled prerequisite condition/s, provided that such extension of time is competent in terms of the applicable laws.

4.5.	If any prerequisite condition is validly waived, it shall be deemed to have been fulfilled.

4.6.	If any prerequisite condition is not fulfilled for any reason other than as a result of a breach of 4.2 -

4.6.1.	the whole of this agreement (other than 1, 2, 3, this 4 and 9 to 19 by which the parties shall continue to be bound) shall have no force or effect; and

4.6.2.
no party shall have any claim against any other in terms of this agreement except for such claims, if any, as may arise from a breach of any provision of this agreement by which the parties remain bound.

5.	FACILITY

5.1.	Pharmacare will construct and commission the facility so as to enable Pharmacare to manufacture the products in accordance with the terms and subject to the conditions set out in this agreement.

5.2.	Pharmacare undertakes to use its best endeavours to procure that:

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5.2.1.	by 1 January 2008, the facility will be capable of commencing the process of validating the bulks;

5.2.2.	by 1 July 2008, the bulks will be validated; and

5.2.3.	by 1 January 2009, the facility will be commissioned and capable of manufacturing the products in those quantities set out in clause 7.5.1.

5.3.	Notwithstanding the aforesaid, Pharmacare will use its best endeavours to commence manufacturing the products as early as is practically possible.

6.	INTERIM PERIOD AND ALTAIRE

6.1.	Medtech acknowledges that it is unlikely that Pharmacare will be capable of:

6.1.1.	manufacturing the products for commercial sale prior to 1 July 2008; and

6.1.2.	meeting all of Medtech’s requirements for the products prior to 1 January 2009.

6.2.	Accordingly, Medtech will be obliged to secure its own supply of the products during the interim period, this by:

6.2.1.	attending to a stock build-up of the products and extending the products shelf life; and/or

6.2.2.	purchasing the products from Altaire or another supplier.

6.3.
During the interim period, Medtech may elect to purchase certain of its requirements of the products from Pharmacare, on the terms and subject to the conditions set out in this agreement, to the extent agreed between the parties, in writing, from time to time. During the interim period Medtech shall not be required to purchase its requirements from Pharmacare if such purchase would violate the terms of any agreement with Altaire or another supplier.

6.4	Pharmacare shall contribute the maximum sum of US$250,000.00 (two hundred and fifty thousand United States Dollars) towards Altaire's process validation

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costs in relation to the products so as to facilitate Altaire's ability to act as a back-up supplier in accordance with the provisions of clause 6.6.2 and thereafter during the entire term.  The aforesaid sum of US$250,000.00 (two hundred and fifty thouseand United States Dollars) shall constitute the maximum amount payable by Pharmacare to Medtech in reimbursement of such costs and such payment shall be subject to -

6.4.1.              Altaire's costs being reasonable, necessary and directly in relation to the process validation of the products by Altaire; and

6.4.2.        Medtech issuing a valid invoice on Pharmacare and providing Pharmacare with copies of documents in support of the relevant costs and  evidencing the successful process validation of the products by Altaire.

6.5       Medtech undertakes to maintain Altaire, or other suitable vendor as its back-up supplier of the Products during the entire term.

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7.	MATERIAL TERMS OF THE SUPPLY AGREEMENT

7.1.	Supply

7.1.1.
Subject to clauses 7.5 and/or 7.19.1, during the exclusive supply term and the extended period/s (if any), Pharmacare will exclusively sell and supply the products to Medtech, which will exclusively purchase all of Medtech and its affiliates’ requirements of the products for the territory from Pharmacare on the terms and subject to the conditions set out hereunder.

7.1.2.	For clarification purposes it is recorded that neither party has any rights and/or obligations against the other party in relation to -

7.1.2.1.
the manufacture, supply and/or purchase of any products which will be marketed, distributed and/or sold in any geographical area, other than the territory (unless the territory is expanded by written agreement between the parties); and/or

7.1.2.2.	any products, other than the products as defined (unless Pharmacare exercises its rights of first refusal in terms of clause 7.2).

7.2.	Right of First Refusal

7.2.1.	Should Medtech and/or its affiliates at any time during the term -

7.2.1.1.	intend to market, distribute and/or sell additional sterile liquid eye care products or extensions to the products anywhere in the territory (“the new products”); and/or

7.2.1.2.	require the manufacture of the products and/or new products for marketing, distribution and/or sale outside of the territory (“the external territory”)

       then Medtech shall give notice, in writing (“the offer notice”) to Pharmacare of it and/or its affiliates intention to so develop, market,

                                                                                                 15

                distribute and/or sell the new products and/or its requirements for the products in relation to the external territory.

7.2.2.	The offer notice shall -

7.2.2.1.	set out the precise specifications of the new products and their primary packaging and/or the intended jurisdiction of their sale; and

7.2.2.2.	state the price at which Medtech proposes to purchase the new products and/or the products in relation to the external territory.

7.2.3.
For a period of 90 (ninety) days from the receipt of the offer notice, Pharmacare shall have the irrevocable right and option to elect to manufacture, supply and sell the new products and/or the products in relation to the external territory at the price set out in the offer notice read together with the terms and conditions set out in this agreement.

7.2.4.
In the event of Pharmacare not accepting its irrevocable right and option set out in the offer notice within the aforesaid period of 90 (ninety) days, it shall be deemed to have declined the same and Medtech and/or its affiliates shall then have the right to purchase the new products and/or the products in relation to the external territory from a third party of its choice, provided that the price thereof shall not be higher than the price set out in the offer notice.

7.2.5.
The provisions of this clause 7 shall not apply in circumstances where Medtech and/or its affiliates do not have the legal and/or contractual competence to procure the manufacture of the new products and/or the manufacture of the products for marketing, distribution and/or sale in the external territory by Pharmacare. Medtech hereby undertakes to Pharmacare to use its best endeavours, in all circumstances, to obtain such legal and/or contractual competence.

7.3.	Purchase price/s

7.3.1.	Medtech shall purchase the products from Pharmacare at the purchase price/s (“the purchase price/s”) set out in Exhibit D.

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7.3.2.	The purchase price/s are ex-works.

7.3.3.	The purchase price/s shall -

7.3.3.1.	include

7.3.3.1.1.	the costs of conversion as set out in Exhibit D as adjusted, from time to time, in accordance with the provisions of clauses 7.3.4 and/or 7.3.5;

7.3.3.1.2.	the costs of primary packaging;

7.3.3.1.3.	the costs of raw material;

7.3.3.1.4.	the costs of providing stability services; and

7.3.3.1.5.	the costs of providing the regulatory support;

7.3.3.2.	exclude

7.3.3.2.1.	the costs of secondary packaging; and

7.3.3.2.2.	the costs of delivery.

7.3.4.	The purchase price/s shall be increased -

7.3.4.1.
in relation to the costs of conversion on 1 January 2010 and on 1 January of each succeeding year taking into account price affecting factors, such as variations in Pharmacare’s costs of labour, energy, increases in taxes and all other relevant factors affecting Pharmacare’s conversion costs in manufacturing the products;

7.3.4.2.
in relation to the costs of all other components as set out in clauses 7.3.3.1.2, 7.3.3.1.3, 7.3.3.1.4 and 7.3.3.1.5 on the earlier of 1 January 2009 or the date of first supply of the products to Medtech and on 1 January of each succeeding year taking into

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account the actual increase in Pharmacare's costs of procuring and/or rendering the same.

7.3.5.
No later than 60 (sixty) days prior to each purchase price increase, Pharmacare shall submit reasonable documentary proof of the factors affecting such increases to Medtech and enter into consultations with Medtech in relation thereto.

7.3.6.	Notwithstanding the provisions of clause 7.3.4 increases in the purchase price/s shall be moderated (“the moderation”) by -

7.3.6.1.
manufacturing process improvements achieved, from time to time, by Pharmacare in relation to the manufacture of the products. Pharmacare undertakes to use its best endeavours to achieve such improvements; and

7.3.6.2.
those cost efficiencies which will accrue to Pharmacare in the event of Medtech purchasing more than 28 000 000 (twenty eight million) units of the products from Pharmacare during any calendar year of the term.

The moderation will be tabled by Pharmacare on an annual basis and determined in consultation with Medtech.

7.3.7	No price increase shall be effective unless and until Pharmacare has provided at least 60 days notice in writing to Medtech.

7.4.	Forecasts/Firm Orders

7.4.1.
Unless otherwise agreed in writing by the parties, Medtech shall on a monthly basis provide Pharmacare with a rolling forecast of its requirements for the products for an 18 (eighteen) month period (the “rolling forecast”). All rolling forecasts and any updates to such rolling forecasts shall be updated on a monthly basis and provided to Pharmacare by the 10 (tenth) business day of each month, for the 18 (eighteen) month period commencing on the first day of the immediately following month.

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7.4.2.
Medtech’s requirements of the products during the first 3 (three) months of the rolling forecast (“the firm order period”) shall be considered a firm order (in that Medtech will be required to purchase and Pharmacare shall be required to supply the products) (the “firm order”) unless agreed otherwise by the parties in writing. Firm orders each month shall be in accordance with the multiple order quantity of that product’s manufacture batch size (that is, in whole multiple manufacture batch sizes and not fractions thereof).

7.4.3.	Pharmacare shall order sufficient quantities of the inventory to enable it to manufacture the products in accordance with Medtech’s requirements for firm orders.

7.5.	Quantities of Supply and Exclusive Purchase

7.5.1.
Notwithstanding any other provisions of this agreement during each calendar year Pharmacare shall not be obliged to supply more than 30 000 000 (thirty million) units of the products and, in any event, not more than -

7.5.1.1.	9 000 000 (nine million) units of the products which are 0.2 (nought point two) ounces and/or 10 (ten) millilitres in size;

7.5.1.2.	3 000 0000 (three million) units of the products which are 1 (one) ounce in size;

7.5.1.3.	24 000 000 (twenty four million) units of the products which are 0.5 (nought point five) ounces in size.

7.5.2.
Subject to clauses 7.5 and 7.19.1, Medtech shall, during the exclusive supply term and the extended period/s (if any), be obliged to purchase all of Medtech and its affiliates’ requirements of the products for the territory exclusively from Pharmacare on the terms and subject to the conditions set out in this agreement.

7.5.3.	Notwithstanding any other provision of this agreement, should Medtech require in excess of 30 000 000 (thirty million) units of the products during

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any calendar year and/or products in excess of the threshold set out in clause 7.5.1 (“the additional products”), then Medtech shall give notice, in writing (theinvitation notice”) to Pharmacare of its requirements for the additional products and Pharmacare shall, for a period of 30 (thirty) days from the date of receipt of the invitation notice, have the irrevocable right and option to elect to manufacture, sell and supply the additional products to Medtech on the terms and subject to the conditions set out in this agreement. In the event of Pharmacare failing to accept the irrevocable right and option set out in the invitation notice, then it shall be deemed to have declined the same and Medtech shall be entitled to purchase the additional products from a third party of its choice.

7.6.	Delivery

7.6.1.
Pharmacare shall deliver each firm order of each product in the quantities and within the delivery dates directed by Medtech as specified in the firm order, at Medtech’s expense. A firm order will be considered complete if it is within a tolerance of + or - 5% (five percent) of the ordered quantity. Any deviation greater than + or - 5% (five percent) needs to be agreed in writing between the parties.

7.6.2.
Pharmacare shall ensure that all products supplied under this agreement, other than validation batches, shall have their relevant registered shelf-life, less a maximum of 90 (ninety) days, at the date of delivery thereof (ex-works) unless otherwise agreed in writing between the parties.

7.6.3.	Delivery will be considered on time if the products are delivered (as determined in accordance with INCOTERM ex-works) at anytime during the month for delivery.

7.6.4.	Pharmacare shall arrange the delivery of each order of the product to the location as agreed, in writing, between the parties.

7.7.	Specifications

7.7.1.	Changes may be made in the specifications as required to maintain the product for sale in the territory, subject to written agreement between the

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parties and compliance with cGMP’s. Medtech shall notify Pharmacare as far in advance as is practicable prior to the effectiveness of such amendment or change and Pharmacare shall promptly notify Medtech of the implementation of any such amendment or change. To the extent that such amendment or change results in an increase or reduction in the cost of manufacturing a product, the parties shall jointly examine and mutually agree upon the consequences thereof and shall make appropriate adjustments to the purchase price/s, save as otherwise agreed in writing any such increase in the purchase price/s shall be borne by Medtech.

7.7.2.
Changes in the specifications requested by Medtech in relation to product improvements and the like shall require Pharmacare’s prior written consent, which consent shall not be unreasonably withheld. To the extent that such changes result in an increase or reduction in the costs of manufacturing a product, the parties shall jointly examine and mutually agree upon the consequences thereof and shall make appropriate adjustments to the purchase price/s. Save as is otherwise agreed in writing any such increase in purchase price/s shall be borne by Medtech. Medtech shall also be liable for and shall pay for the costs of amending the know-how and/or intellectual property as a consequence of such changes to the specifications, including but not limited to validation and stability.

7.7.3.
Medtech and Pharmacare shall cooperate to ensure that the specifications and other instructions provided by Medtech are and shall, at all times, be in accordance with the marketing authorisations for each product. Notwithstanding the aforesaid, Medtech shall be solely responsible for ensuring that the specifications and all instructions given to Pharmacare are, at all times, in accordance with the marketing authorisation for each product and the applicable laws. Medtech shall be solely liable for any omissions and/or shortcomings in relation to the marketing authorisations for each product.

7.8.	Acceptance of Delivery

7.8.1.	Medtech shall, within a period of 30 (thirty) business days of receipt of products delivered to it (or its nominee) by Pharmacare have the right to

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reject any such products as a consequence of them being defective or where the products delivered are outside the quantity tolerance specified in clause 7.6.1. If Medtech does not notify Pharmacare of its election to reject the products within the aforesaid period of 30 (thirty) business days, then the products delivered will be deemed to have been accepted by Medtech unless the defect is latent.

7.8.2.
In addition to the rights to return defective products in clause 7.8.1, following the date of delivery of a product to Medtech (or its nominee), Medtech shall be entitled to return products still in the possession or under the control of Medtech in the event that latent defects in such products later become evident.

7.8.3.
Any quantities of the products which are properly rejected and/or returned by Medtech in accordance with the provisions of this agreement shall be returned to Pharmacare at Pharmacare’s expense and at Pharmacare’s option:

7.8.3.1.	the products shall be replaced by Pharmacare as quickly as possible at Pharmacare’s sole expense; or

7.8.3.2.	Pharmacare shall refund the purchase price/s then paid to it by Medtech in respect of those products.

7.9.	Terms of Sale

7.9.1.
The products shall be delivered ex-works and accordingly the purchase price/s therefor excludes the costs and expenses associated with delivery and secondary packaging. The parties undertake to co-operate to do all things reasonably practicable to ensure the reliable and economic delivery of the products to Medtech.

7.9.2.
Unless otherwise agreed by the parties in writing, Pharmacare shall be responsible for making the delivery arrangements on behalf of Medtech. The parties shall annually in advance (or at such other times as agreed) agree delivery arrangements for the supply during that year (or other relevant following period).

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7.9.3.
All or any direct costs and expenses incurred by Pharmacare in respect of the actual delivery of the products and in relation to secondary packaging shall be reimbursed by Medtech to Pharmacare simultaneously with the payment of the purchase price/s for the products in question.

7.9.4.
Pharmacare shall issue an invoice with each delivery of product in respect of the purchase price/s of such products which invoice will include the costs and expenses of delivery and/or secondary packaging referred to in clause 7.9.3 above and Medtech agrees to pay such invoice by wire transfer arranged through an United States bank, payable within 60 (sixty) days from the issue of the invoice.

7.9.5.
All payments of the purchase price/s or other sums payable by Medtech shall be made without any set-off in a timely fashion. Any amount due to Pharmacare and not paid within the required period shall be subject to interest charged at the prime rate (both before and after any judgement) calculated from the date the payment of the relevant sum was due to the date it is paid in full (inclusive).

7.9.6.	The risk of loss, damage, destruction of products shall pass to Medtech when the products are delivered (as determined in accordance with the INCOTERM ex-works).

7.9.7.	The legal and beneficial title to the products shall transfer to Medtech on the date Pharmacare has received payment in full and in cleared funds of the purchase price/s for the products.

7.10.	Medtech’s Intellectual Property

In order to avoid the infringement of Medtech’s intellectual property and solely for the purposes of Pharmacare manufacturing the products for Medtech, Medtech grants to Pharmacare non-transferable, royalty-free, non-exclusive license to use the:

7.10.1.	trademarks; and

7.10.2.	the intellectual property.

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7.11.	Manufacturing Issues

7.11.1.
If it is necessary for the purposes of compliance with any applicable laws for Pharmacare to make any change to the manufacturing process, procedures or facilities including changes in or replacement of equipment it shall so notify Medtech and Medtech shall as soon as possible make all such changes to the marketing authorisation, through application to the relevant governmental or regulatory authority and Pharmacare shall, at Medtech’s cost and expense (which costs and expenses shall be paid for by Medtech and/or reimbursed to Pharmacare by Medtech against demand), supply data which Medtech reasonably requires for such purpose.

7.11.2.
Pharmacare warrants to Medtech that it will manufacture each product in compliance with the specifications for such product and in accordance with good manufacturing practices, the marketing authorisations and the provisions of the technical agreement.

7.11.3.	Pharmacare will, at its cost and expense, maintain all necessary manufacturing authorisations to manufacture the products.

7.11.4.	Pharmacare will be responsible for creating and retaining all records relating to the manufacture of the product as required by the applicable laws and confirmed in the technical agreement.

7.11.5.	Pharmacare shall, at its cost and expense, conduct all necessary validation and routine maintenance stability studies in respect of the products.

7.11.6.
Pharmacare shall be responsible for procuring all inventory for each product. All inventory procured by Pharmacare and used in the products shall be tested (by Pharmacare or the supplier thereof) to assure that they meet the specifications and quality standards.

7.11.7.
Pharmacare shall supply products bearing the trademarks and Medtech’s marketing authorisation number and Medtech shall be responsible for determining the contents and appearance of the product containers,

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labels, inserts and packaging materials in relation to the primary packaging.

7.11.8.
Pharmacare shall make changes to the appearance of the primary packaging as requested by Medtech from time to time. Pharmacare will make no change to the primary packaging without the prior written approval of Medtech. All increases in costs associated with changes to the primary packaging, including but not limited to stability tests to support such changes, shall be added to and incorporated into the purchase price/s of the products.

7.11.9.
In order that Pharmacare can make the necessary preparations for the commencement of manufacture of each product (and primary packaging) bearing Medtech’s name and logo Medtech shall provide Pharmacare with copies of the necessary artwork, materials and other information required by Pharmacare a reasonable period prior to the commencement of their production in accordance with Pharmacare’s reasonable lead-times.

7.12.	Product Optimisation and Line Extensions

7.12.1.
The parties will meet twice annually in order to evaluate Medtech’s requirements for the development of product optimisations and line extensions (“the development work”) for the ensuing 12 (twelve) month period. The meeting site will alternate between Port Elizabeth, South Africa and Irvington, New York.

7.12.2.
Within 30 (thirty) days of Medtech’s requirements for the development work having been determined, Pharmacare shall have the right to submit a quote to Medtech to undertake the whole or part of the development work and simultaneously therewith Pharmacare shall give to Medtech the anticipated date/s by which Pharmacare will be in a position to complete the same.

7.12.3.
In the event of Medtech and Pharmacare failing to reach agreement on any issue relevant to the development work and/or Pharmacare failing to timely submit its proposals to Medtech in that regard, Medtech shall be

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entitled to engage a third party of its choice to undertake the development work without recourse to or from Pharmacare.

7.13.	Adverse Drug Reaction, Competent Authorities and Product Recall

7.13.1.
Medtech will be responsible for reporting any adverse event in particular, without limiting the generality of the aforegoing, any serious adverse event unless otherwise agreed, in writing, between the parties.

7.13.2.
Pharmacare shall, immediately upon receipt of any communication from any governmental or regulatory authority relating to each product, forward a copy or description of the same to Medtech and respond to all inquiries by Medtech relating thereto. If Pharmacare must communicate with any governmental or regulatory authority, then Pharmacare shall so advise Medtech immediately, and, unless prohibited by the applicable law, provide Medtech in advance with a copy of any proposed written communication and comply with any and all reasonable direction of Medtech concerning any meeting or written or oral communication with any governmental or regulatory authority.

7.13.3.	Medtech shall have sole responsibility for and shall make all decisions with respect to any complaint, recall, market withdrawals or any other corrective action related to the products.

7.14.	Delivery of Know-How and Intellectual Property

The parties shall agree, in the strategic plan, the process and timing of the delivery of the know-how and intellectual property by Medtech to Pharmacare which know-how and intellectual property shall include but not be limited to a technical data pack in respect of each of the products containing at least the vendor details, specifications and test methods for active pharmaceutical ingredients and excipients, vendor details, specifications and test methods for primary packaging, detailed requirements of printed primary packaging, detailed manufacturing and primary packing instructions, secondary packaging instructions, validation parameters and previous reports, finished product specifications and test methods, validations and/or system suitability data, stability

                                                                                              26

protocols and results of previous stability tests, complete batch manufacturing records for past batches and product samples.

7.15.	Warranties by Medtech

   Medtech warrant to Pharmacare that -

7.15.1.
the know-how and/or knowledge relating to the intellectual property will be disclosed and/or imparted to Pharmacare on the date/s set out in the strategic plan and will be sufficient, without the necessity of Pharmacare undertaking further work thereon other than process validation and expiration dating, to manufacture the products in accordance with the manufacturing authorisations, the marketing authorisations and the applicable laws;

7.15.2.
neither the trademarks or the primary packaging will, throughout the term, infringe the rights, including the intellectual property rights, of any person or entity when delivered to Medtech for sale in the territory;

7.15.3.
the transfer of the know-how and intellectual property to Pharmacare will not infringe the rights, including the intellectual property rights, of any person or entity and it will, throughout the term, have the exclusive legal and beneficial interest in the know-how and related information;

7.15.4.
provided that the products have been manufactured by Pharmacare in compliance with their specifications and in accordance with good manufacturing practices and all applicable laws will not whether, by their use or administration or otherwise, cause any adverse event and, in particular, without limiting the generality of the aforegoing, any serious adverse event; and

7.15.5.	it will purchase from Pharmacare no less than those quantities of the products as set out in clause 7.5.2.

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7.16.	Strategic Plan

7.16.1.	As soon as is practicably possible after the effective date, the parties will meet and do all things necessary, in good faith, to develop a strategic plan in relation to, inter alia -

7.16.1.1.	the method and timing of the delivery and transfer of the know-how and intellectual property to Pharmacare;

7.16.1.2.
the transitional plan incorporating the supply of the products by Pharmacare to Medtech during the interim period and the transfer of the manufacture of the products from Abbott Laboratories Inc. to Pharmacare and where necessary Altaire;

7.16.1.3.	the method and timing of the commissioning of the facility and each part of that facility;

7.16.1.4.	the method and timing of the validation and the proposed order of such validation; and

7.16.1.5.	the arrangements for the delivery of the products to the locations agreed, in writing, between the parties.

7.16.2.
The parties shall be obliged to allocate and dedicate, at their respective cost and expense, sufficient resources and skilled personnel to ensure that the strategic plan promotes and establishes a sound and enduring business relationship between the parties on the terms and subject to the conditions set out in this agreement.

7.17.	Regulatory Support

7.17.1.
Notwithstanding the purchase price/s being inclusive of regulatory support, Medtech shall, at all times, and without limitation be solely responsible to ensure that all activities and processes relating to the maintenance and updating of the marketing authorisations are timely and comprehensively undertaken in accordance with the applicable laws.

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7.17.2.
Pharmacare’s obligations in relation to regulatory support shall include allocation, in the Republic of South Africa, of one of its suitably qualified representatives to assist Medtech in undertaking the compliance activities and processes relating to the maintenance and updating of the marketing authorisations in so far as the activities relate to the purchasing of inventory, production, quality control and assurance, filling, labelling, packaging and finishing, release, holding and storage of the products; under the direct supervision, instruction and control and at the risk of Medtech and which includes the grant of the rights of use to Medtech of Pharmacare’s equipment and consumables incidental thereto. In no event shall Pharmacare be liable in contract, tort (including negligence) or breach of statutory duty or otherwise, including pursuant to an indemnity for any loss or damage of whatever nature whatsoever arising out of or in connection with the failure to maintain and/or update the marketing authorisations in accordance with the applicable laws.

7.17.3.
Medtech hereby indemnifies Pharmacare against any liability for loss (excluding economic loss), damage or injury (including death) whether direct, indirect or consequential suffered by any person or entity not being a party to this agreement resulting from or arising out of the failure to maintain and/or update the marketing authorisations in accordance with the applicable laws.

7.17.4.
Pharmacare hereby indemnifies Medtech against any liability for loss (excluding economic loss), damage or injury (including death) whether direct, indirect or consequential suffered by any person or entity not being a party to this agreement resulting from or arising out of the failure of Pharmacare to meet specifications or to follow the requirements of cGMP’s.

7.18.	Liability

In no event shall Medtech or Pharmacare be liable to each other in contract, tort (including negligence), breach of statutory duty, under any indemnity or otherwise for:

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7.18.1.	any indirect or consequential loss of or damage of any nature whatsoever; or

7.18.2.	save as is expressly provided for in clauses 7.19.2, any loss of profit, pure economic loss, depletion of goodwill, loss of business or like loss (whether direct or indirect); or

7.18.3.
any claim/s by the other party (inclusive of indemnities by either party) irrespective of the nature or cause of such claim/s which alone or in aggregate exceed US$50,000,000.00 (fifty million United States Dollars), arising out of or in connection with this agreement.

7.19.	Remedies

7.19.1.
Provided that Pharmacare has used its best endeavours to timeously deliver the products to Medtech on the terms and subject to the conditions set out in this agreement, then Medtech shall have no claims against Pharmacare arising out of or flowing from such non-delivery. In all instances where Pharmacare fails to timeously deliver any of the products to Medtech (“the undelivered products”), Medtech shall be obliged to use its best endeavours (for so long as Pharmacare remains in breach of its obligations to so supply the products), to purchase the undelivered products from Altaire and/or another supplier of its choice.

7.19.2.	Subject to clause 7.19.4, in the event of Medtech failing to purchase all of Medtech and its affiliates’ requirements of the products exclusively from Pharmacare -

7.19.2.1.
    during the 12 (twelve) month period commencing on 1 January 2009 and terminating on 31 December 2009, then Medtech shall pay to Pharmacare a compensation fee in the sum of US$5,000,000.00 (five million United States Dollars);

7.19.2.2.	during the 12 (twelve) month period commencing on 1 January 2010 and terminating on 31 December 2010, then Medtech shall

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pay to Pharmacare a compensation fee in the sum of US$4,000,000.00 (four million United States Dollars);

7.19.2.3.
during the 12 (twelve) month period commencing on 1 January 2011 and terminating on 31 December 2011, then Medtech shall pay to Pharmacare a compensation fee in the sum of US$4,000,000.00 (four million United States Dollars);

7.19.2.4.
during the 12 (twelve) month period commencing on 1 January 2012 and terminating on 31 December 2012, then Medtech shall pay to Pharmacare a compensation fee in the sum of US$3,000,000.00 (three million United States Dollars);

7.19.2.5.
during the 12 (twelve) month period commencing on 1 January 2013 and terminating on 31 December 2013, then Medtech shall pay to Pharmacare a compensation fee in the sum of US$3,000,000.00 (three million United States Dollars).

7.19.3.
The compensation fee/s referred to in clause 7.19.2.1 to clause 7.19.2.5 shall be jointly and/or individually referred to as “the Pharmacare compensation fee/s”. Medtech agrees that the Pharmacare compensation fee/s is in consideration for, amongst other things, the construction of the facility by Pharmacare in order to supply the products to Medtech on the terms and subject to the conditions set out in this agreement.

7.19.4.	The Pharmacare compensation fee/s shall not be payable -

7.19.4.1.
should Medtech and/or its affiliates have purchased 30,000,000 (thirty million) units of the products from Pharmacare during any of the relevant calendar years or such greater volumes as may have been agreed to between the parties, from time to time; and/or

7.19.4.2.	in circumstances where Pharmacare is not able to supply the relevant products to Medtech.

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7.19.5.
The Pharmacare compensation fee shall be due, owing and payable by Medtech to Pharmacare within 30 (thirty) days of the date of Medtech and/or its affiliates’ breach of the provisions of clause 7.19.2 and shall be payable without demand, deduction or set-off.

7.19.6.
In the event of Pharmacare not being able to fulfil its obligations to Medtech in terms of this agreement as a consequence of Pharmacare allocating the manufacturing capacity of the facility for the purposes of manufacturing products for any third party -

7.19.6.1.
during the 12 (twelve) month period commencing on 1 January 2009 and terminating on 31 December 2009, then Pharmacare shall pay to Medtech a compensation fee in the sum of US$5,000,000.00 (five million United States Dollars);

7.19.6.2.
during the 12 (twelve) month period commencing on 1 January 2010 and terminating on 31 December 2010, then Pharmacare shall pay to Medtech a compensation fee in the sum of US$4,000,000.00 (four million United States Dollars);

7.19.6.3.
during the 12 (twelve) month period commencing on 1 January 2011 and terminating on 31 December 2011, then Pharmacare shall pay to Medtech a compensation fee in the sum of US$4,000,000.00 (four million United States Dollars);

7.19.6.4.
during the 12 (twelve) month period commencing on 1 January 2012 and terminating on 31 December 2012, then Pharmacare shall pay to Medtech a compensation fee in the sum of US$3,000,000.00 (three million United States Dollars);

7.19.6.5.
.during the 12 (twelve) month period commencing on 1 January 2013 and terminating on 31 December 2013, then Pharmacare shall pay to Medtech a compensation fee in the sum of US$3,000,000.00 (three million United States Dollars).

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7.19.7.	The compensation fee/s payable by Pharmacare to Medtech in terms of clause 7.19.6 shall jointly and/or individually be referred to as “the Medtech compensation fee/s”.

7.19.8.
The Medtech compensation fee shall be due, owing and payable by Pharmacare to Medtech within 30 (thirty) days of the date of Pharmacare breaching the provisions of clause 7.19.6 and shall be payable without demand, deduction or set-off.

7.19.9.
In the event of Medtech failing to pay the full purchase price/s for the products and/or the Pharmacare compensation to Pharmacare on due date, then Pharmacare shall be entitled to immediately suspend the further supply of the products (“the suspended products”) to Medtech, on written notice to Medtech, this until such time as the outstanding purchase price/s and/or the Pharmacare compensation, together with accrued interest thereon, has been paid in full. The failure by Pharmacare to deliver the suspended products shall not give rise to a breach of this agreement by Pharmacare.

7.19.10.
Any amounts which are due by one party to the other party in terms of this agreement which are not paid on due date shall accrue interest at the prime rate, calculated from due date to date of payment (inclusive).

7.19.11.
A failure by either party to perform or observe any of their remaining obligations set out in this agreement shall entitle the other party to only claim specific performance and damages (subject to the limitations set out in clause 7.18) and the parties hereby waive and abandon all or any other rights and remedies against the other party not expressly set out in this clause 7.19.

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7.20.	Subcontracting

Pharmacare may subcontract its obligations to any third party provided that such subcontracting does not cause a breach of any applicable laws, and provided that Pharmacare remains responsible for and liable for the acts, errors and omissions of its subcontractor. Any intention to subcontract shall be noticed to Medtech, in writing, not less than 90 days in advance.

7.21.	Sale of Business by Medtech

In the event of Medtech, at any time during the term, selling, disposing of or otherwise alienating its business of marketing, selling and/or distributing the products, it will procure that the third party acquirer of that business takes assignment of this agreement and Medtech will, notwithstanding such sale, alienation or other disposal, bind itself in favour of Pharmacare as surety for and co-principal debtor in solidum with the third party for the due and punctual payment and performance by the third party of all of the assigned obligations and for the payment of any damages which Pharmacare may suffer as a result of, or in connection with, any breach by the third party of any provisions of this agreement.

8.	EFFECT OF TERMINATION OR EXPIRATION

8.1.
Upon expiration or prior termination of this agreement, for any reason, it shall not release either party from any liability which at the said time it has already incurred to the other party nor affect in any way the survival of any rights, duties or obligations of either party.

8.2.
Upon earlier termination of this agreement, Pharmacare shall supply to Medtech and Medtech shall purchase the finished products at their purchase price/s and any inventory then in Pharmacare’s possession (or on order by Pharmacare), this at the cost price/s thereof.

8.3.
Medtech shall be liable to pay Pharmacare the purchase price/s for the finished products and the cost price of the inventory within 14 (fourteen) days of the date of expiration or earlier termination of this agreement or in respect of part termination.

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8.4.	Delivery of the finished products and inventory pursuant to the provisions of this clause 8 shall be made ex-works.

8.5.
Pharmacare’s non-transferable, royalty-free, non-exclusive license to use the trademarks and the intellectual property shall immediately terminate and Pharmacare shall have no further rights, title or interest in and to the said trademarks or intellectual property and it shall immediately cease exercising any rights in relation thereto.

9.	CONFIDENTIALITY

9.1.
All confidential and/or proprietary information of Pharmacare disclosed to Medtech and all confidential and/or proprietary information of Medtech disclosed to Pharmacare including, but not limited to, information relating to any product or the business affairs or finances of either party, information contained in the know-how and the terms of this agreement and/or the supply agreement known hereafter as the “confidential information” shall be held in confidence and not disclosed by the other party to any third party or used, for any reason whatsoever, outside the scope of this agreement and/or the supply agreement; provided, that the definition of “confidential information” and the obligation of confidentiality assumed by Medtech and Pharmacare hereunder shall not apply to any confidential or proprietary information which was or becomes available to Medtech or Pharmacare, as the case may be, on a non-confidential basis from a source that is not under an obligation (whether contractual, legal or fiduciary) to the other party to keep such information confidential. If the party receiving information of the other party (the “receiving party”) is requested in any judicial or administrative proceeding or by any governmental or regulatory authority to disclose any information of the other party (the “disclosing party”), the receiving party shall give the disclosing party prompt notice of such request so that the disclosing party may seek an appropriate protective order. The receiving party shall cooperate fully with the disclosing party in obtaining such an order. If in the absence of a protective order the receiving party is nonetheless compelled to disclose confidential information of the disclosing party, the receiving party may make such disclosure without liability hereunder, provided that the receiving party gives the disclosing party written notice of the confidential information to be disclosed as far in advance of its disclosure as is practicable and, upon the disclosing party’s request and at its expense, the receiving party will use its best

35

efforts to obtain reasonable assurances that confidential treatment will be accorded to such confidential information.

9.2.	This clause 9 shall survive the expiration or termination of this agreement for a period of five (5) years.

10.	RELATIONSHIP OF PARTIES

The parties shall be considered independent contractors, and neither the conclusion of this agreement nor the performance of any of the provisions hereof shall be construed to make either party an agent, employee or legal representative of the other, nor shall this agreement be deemed to establish a joint venture or partnership.

11.	ASSIGNMENT

Neither party shall cede its rights or assign its obligations under this agreement without the prior written consent of the other party (such consent not to be unreasonably withheld).

12.	FORCE MAJEURE

The occurrence of a force majeure event shall not excuse a party from the performance of its obligations or duties under this agreement, but shall merely suspend such performance during the continuation of force majeure event. The party prevented from performing its obligations or duties because of force majeure shall promptly notify the other party hereto (the “other party”) of the occurrence and particulars of such force majeure event and shall provide the other party, from time to time, with its best estimate of the duration of such force majeure event and with notice of the termination thereof. The party so affected shall use its best efforts to avoid or remove such causes of non-performance. Upon termination of the force majeure event, the performance of any suspended obligation or duty shall promptly recommence. Neither party shall be liable to the other party for any direct, indirect, consequential, incidental, special, punitive or exemplary damages arising out of or relating to the suspension or termination of any of its obligations or duties under this agreement by reason of the occurrence of force majeure event. In the event that force majeure event has occurred and is

36

continuing for a period of at least 6 (six) months, the other party shall have the right to terminate this agreement upon 30 (thirty) days written notice.

13.	GOVERNING LAW AND JURISDICTION

13.1.	The construction, validity and performance of this agreement shall be governed by the laws of the State of New York, United States of America.

13.2.
It is irrevocably agreed that the State and Federal courts located in the State of New York, United States of America, are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this agreement and accordingly that any action or proceeding so arising may be brought in such courts.

14.	NOTICES

14.1.
Any notice to be given under this agreement shall be in writing and delivered personally or sent by first class recorded delivery post or facsimile to the address for service of the other party as set out in clause 13.4, or such other address as may have been notified in writing to the other party.

14.2.
A notice shall be deemed to have been served as follows if personally delivered, at the time of delivery; if posted, at the expiration of 96 (ninety six) hours after the envelope containing the same was delivered into the custody of the postal authorities; or if sent by facsimile at the expiration of 24 (twenty four) hours after the same was transmitted.

14.3.
In proving service of a notice: by delivery by hand: it shall be sufficient to show that delivery by hand was made; by post: it shall be sufficient to show the envelope containing the communication was properly sent by first class recorded delivery post; by facsimile transmission: it shall be sufficient to show that the facsimile was despatched and a confirmatory transmission report received.

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14.4.	Addresses for service:

  Pharmacare and Aspen:

  Building 8 Healthcare Park
  Woodlands Drive
  Woodmead
  JOHANNESBURG
  Telefax No. (011) 2396100

  With copy to:

  Aspen Pharmacare Holdings Limited
  1st Floor Aspen House
  Aspen Park
  98 Armstrong Avenue
  La Lucia Ridge
  Durban
  Telefax No. (031) 5808640

  Marked for the attention of The Deputy
  Group Chief Executive

  Medtech:

  Medtech Products, Inc.
  Attn: CEO
  90 North Broadway
  Irvington, New York 10533
  Telefax (No 001) 914-524-6810

  With a copy to:

  Prestige Brands Holdings, Inc.
  Attn: General Counsel
  90 North Broadway
  Irvington, New York 10533
  Telefax (No. 001) 914-524-7488

15.	ANNOUNCEMENT

Neither party shall issue or make any public statement with respect to this agreement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed. No approval shall be required to the extent disclosure may be required by the applicable law.

16.	PRESTIGE SURETYSHIP

16.1.
By its signature hereto, Prestige hereby binds itself in favour of Pharmacare as surety for and co-principal debtor in solidum with Medtech for the due and punctual payment and performance by Medtech of all of its obligations pursuant to this agreement and/or any suretyship which Medtech may exercise in favour of Pharmacare in accordance with the provisions of clause 7.21 and, without restricting the generality of the aforegoing -

16.1.1.	for any claim/s under any indemnity given by Medtech to Pharmacare;

16.1.2.	for the payment of the Pharmacare compensation (clause 7.19.2); and/or

16.1.3.
for the payment of any damages which Pharmacare may suffer as a result of, or in connection with any breach by Medtech of any provisions of this agreement and/or any suretyship which may be given by Medtech in

38

favour of Pharmacare in accordance with the provision of clause 7.21.

16.2.	The suretyship referred to in clause 16.1 shall remain of full force and effect and fully binding notwithstanding -

16.2.1.	any amendment/s to this agreement and/or any other agreement from time to time subsisting between the parties;

16.2.2.	any indulgence, concession, leniency or extension of time which may be shown or given by Pharmacare to Medtech;

16.2.3.	the receipt by Pharmacare of any dividends, or other benefits in any liquidation, judicial management or other similar disability of Medtech;

16.2.4.	any additional suretyships, guarantees, securities or indemnities acquired by Pharmacare in connection with the obligations of Medtech; and

16.2.5.	the liquidation, judicial management or deregistration of Medtech or any compromise by Medtech with its creditors generally.

16.3.
Prestige hereby renounces the benefits of the legal exceptions “non causa debiti”, “errore calculi”, “excussion”, “division”, “no value received”, and “revision of accounts”, with the meaning and effect of all of which it declares itself to be fully acquainted.

16.4.	Prestige hereby warrants that it has a material interest in binding itself as aforesaid in favour of Pharmacare.

17.	ASPEN SURETYSHIP

17.1.
By its signature hereto, Aspen hereby binds itself in favour of Medtech as surety for and co-principal debtor in solidum with Pharmacare for the due and punctual payment and performance by Pharmacare of all of its obligations pursuant to this agreement and without restricting the generality of the aforegoing -

39

17.1.1.	for any claim/s under any indemnity given by Pharmacare to Medtech;

17.1.2.	for the payment of the Medtech compensation (clause 7.19.5); and/or

17.1.3.	for the payment of any damages which Medtech may suffer as a result of, or in connection with any breach by Pharmacare of any provisions of this agreement.

17.2.	The suretyship referred to in clause 17.1 shall remain of full force and effect and fully binding notwithstanding -

17.2.1.	any amendment/s to this agreement and/or any other agreement from time to time subsisting between the parties;

17.2.2.	any indulgence, concession, leniency or extension of time which may be shown or given by Medtech to Pharmacare;

17.2.3.	the receipt by Medtech of any dividends, or other benefits in any liquidation, judicial management or other similar disability of Pharmacare;

17.2.4.	any additional suretyships, guarantees, securities or indemnities acquired by Medtech in connection with the obligations of Pharmacare; and

17.2.5.	the liquidation, judicial management or deregistration of Pharmacare or any compromise by Pharmacare with its creditors generally.

17.3.
Aspen hereby renounces the benefits of the legal exceptions “non causa debiti”, “errore calculi”, “excussion”, “division”, “no value received”, and “revision of accounts”, with the meaning and effect of all of which it declares itself to be fully acquainted.

17.4.	Aspen hereby warrants that it has a material interest in binding itself as aforesaid in favour of Medtech.

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18.	AFFILIATES

18.1.	Medtech undertakes to Pharmacare that it shall procure that all of its affiliates are bound by and that they comply with the provisions of this agreement.

18.2.	Prestige undertakes to Pharmacare that it shall procure that all of its affiliates are bound by and that they comply with the provisions of this agreement.

19.	COSTS

Each party shall be liable for its own costs incurred in relation to the negotiation, preparation and execution of this agreement.

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            SIGNED by Pharmacare at …………………………… on this 18th day of September, 2006

For and on behalf of PHARMACARE LIMITED

/s/ Stephen Bradley Saad
STEPHEN BRADLEY SAAD, Group Chief
Executive, he warranting by his signature
that he is duly authorised hereto

             SIGNED by Medtech at Irvington, on this 18th day of September, 2006

For and on behalf of MEDTECH PRODUCTS, INC.

/s/ Peter C. Mann
PETER C. MANN, President, he warranting
by his signature that he is duly authorised
hereto

          SIGNED by Prestige at Irvington, New York on this 18th day of September, 2006

For and on behalf of PRESTIGE BRANDS HOLDINGS, INC.

/s/ Peter C. Mann
PETER C. MANN, Chief Executive Officer,
he warranting by his signature that he is duly
authorized hereto

                                                                                                                                                                                                                                                42

          SIGNED BY Aspen at ................................ on this 18th day of September, 2006

For and on behalf of ASPEN PHARMACARE HOLDINGS LIMITED

/s/ Stephen Bradley Saad
STEPHEN BRADLEY SAAD, Group Chief Executive, he warranting by his signature that he is duly authorised hereto